SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 23, 2010

UNITED SECURITY BANCSHARES
(Exact name of registrant as specified in its charter)

California	20-1698278
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2126 Inyo Street Fresno, California	93721
(Address of principal executive offices) (Zip Code)	(Zip Code)

(714) 894-3105
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Effective March 23, 2010, United Security Bancshares, a California corporation (“Bancshares”) and its wholly-owned bank subsidiary, United Security Bank, a California state-chartered bank and a member of the Federal Reserve System (“Bank”) entered into a written agreement (the “Agreement”) with the Federal Reserve Bank of San Francisco (the “Reserve Bank”).

Under the terms of the Agreement, Bank has agreed to develop and submit for approval within the time periods specified therein written plans to: (a) strengthen board oversight of management and Bank’s operations; (b) strengthen credit risk management policies; (c) improve Bank’s asset position with respect to loans, relationships, or other assets in excess of $1.5 million and any asset in excess of $1.5 million which become past due more than 90 days; (d) maintain a sound process for determining, documenting and recording an adequate allowance for loan and lease losses (“ALLL”); (e) improve management of Bank’s liquidity position and funds management policies; (f) provide contingency planning that accounts for adverse scenarios and identifies and quantifies available sources of liquidity for each scenario; and (g) improve Bank’s earnings and overall condition.

In addition, Bank has agreed that it will: (a) not extend, renew, or restructure any credit that has been criticized by the Reserve Bank absent prior board of directors approval in accordance with the restrictions in the Agreement, (b) eliminate all assets or portions of assets classified as “loss” and thereafter charge off all assets classified as “loss” in a federal or state report of examination, unless otherwise approved by the Reserve Bank; (c) take all necessary steps to correct certain technical violations of law and regulation cited by the Reserve Bank; (d) comply with legal and regulatory limitations on indemnification payments and severance payments; and (e) appoint a committee to monitor compliance with the terms of the Agreement.

Under the terms of the Agreement, both Bancshares and Bank have agreed to submit for approval capital plans to maintain sufficient capital at Bancshares, on a consolidated basis, and at Bank, on a stand-alone basis, and to refrain from declaring or paying dividends absent prior regulatory approval.  In addition, Bancshares has agreed that it will not take any other form of payment representing a reduction in Bank’s capital or make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities absent prior regulatory approval.

Both Bancshares and Bank have committed to furnish the Reserve Bank with quarterly written progress reports detailing the form and manner of any actions taken to secure compliance with the Agreement and the results thereof.

In approving the Agreement, the boards of directors of Bank and Bancshares have committed their full support and cooperation with management to address each of the matters addressed and believe that full compliance is well underway.  The Agreement is based on a regulatory examination of Bank and Bancshares as of June 2009 and the terms of the Agreement do not reflect the improvements achieved and other positive developments that were identified in a subsequent regulatory examination as of November 2009.  For example, many of the policies and procedures referenced in the Agreement have already been updated; total loans outstanding and unfunded loan commitments have been substantially reduced; the technical violations of law and regulation, and all relating to real estate loan appraisal requirements, have been corrected.

Moreover, Bank and Bancshares have already ceased dividend payments and payments on the outstanding trust preferred securities; are already in compliance with the provisions imposing restrictions on indemnification and severance payments; and have already appointed a compliance oversight committee.

The description of the Agreement set forth in this Item 1.01 is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Written Agreement, dated March 23, 2010, by and among United Security Bancshares, United Security Bank, and the Federal Reserve Bank of San Francisco

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2010	UNITED SECURITY BANCSHARES
UNITED SECURITY BANK

	By:	/s/ Dennis R. Woods
Dennis R. Woods
President and Chief Executive Officer